Exhibit 99.7

Calculation of Pro Forma Senior Debt Net Leverage Ratio as of July 31, 2021

Non-GAAP Financial Measures

To provide investors with additional information regarding the Company in addition to that as determined by generally accepted accounting principles in the United States (“GAAP”), the Company discloses the following non-GAAP financial measures: Adjusted EBITDA and total net senior debt leverage ratio. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Adjusted EBITDA Reconciliation

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; restructuring costs; non-cash impairment charges and write downs; transaction, settlement, and integration costs, net; rebranding costs; and non-cash share-based compensation expense. The Company has included the “Adjusted EBITDA” measure in its EBITDA reconciliation in order to adequately assess the operating performance of its television and online businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given. Management believes that the Adjusted EBITDA measure allows investors to make a meaningful comparison between its business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. EBITDA and Adjusted EBITDA are both non-GAAP measures and should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity.

The following table presents a reconciliation of Adjusted EBITDA to net income (loss) attributable to shareholders, as adjusted on a pro forma combined basis to include the Company’s portal and advertising business that was acquired in July 2021 and the proposed acquisition of all of the issued and outstanding equity interests of 123tv Invest GmbH, a limited liability company organized under the laws of Germany, and 123tv Holding GmbH, a limited liability company organized under the laws of Germany.

iMEDIA BRANDS, INC.

AND SUBSIDIARIES

Reconciliation of Net Income (Loss) Attributable to Shareholders to Adjusted EBITDA:

(Unaudited)

(in thousands)

	For the Twelve-Month Periods Ended
	July 31, 2021			June 30, 2021	July 31, 2021	July 31, 2021
			Consolidated	123tv	Portal and Ad	Pro Forma
	ShopHQ	Emerging	iMedia	(Historical)	(Historical)	Combined
Net income (loss) attributable to shareholders			$(14,937)	$8,213	$4,139	$(2,585)
Adjustments:
Depreciation and amortization			34,121	1,222	-	35,343
Interest income			(41)	-	-	(41)
Interest expense			5,351	24	-	5,375
Income taxes			60	799	-	859
EBITDA (as defined)	$24,200	$354	$24,554	$10,258	$4,139	$38,951

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$24,200	$354	$24,554	$10,258	$4,139	$38,951
Adjustments:
Non-operating losses	-	-	-	1,738	-	1,738
One-time customer concessions	341	-	341	-	-	341
Transaction, settlement and integration costs, net	790	1,756	2,546	-	-	2,546
Non-cash share-based compensation expense	2,673	-	2,673	-	-	2,673
Loss on Debt Extinquishment	654	-	654	-	-	654
Restructuring costs	506	-	506	-	-	506
Adjusted EBITDA	$29,164	$2,110	$31,274	$11,996	$4,139	$47,409

Total Net Senior Debt Leverage Ratio Reconciliation

Total net senior debt represents the long term credit facility, plus unamortized debt issuance costs, plus a seller note within other long term liabilities plus any additional senior debt, less debt subordinated in right of payment to the Company’s senior debt and less unrestricted cash. Total net senior debt leverage ratio is the ratio of total net senior debt to the Company’s pro forma combined last-twelve month Adjusted EBITDA.

The Company has included the “total net senior debt leverage ratio” measure as this is measured by the Company’s senior lender for compliance with the Company’s (together with its subsidiary borrowers) maximum senior net leverage ratio. Management believes that the total net senior debt leverage ratio allows investors to have a meaningful understanding of the Company’s compliance with its senior lender’s maximum senior net leverage ratio covenant.

The following table presents a reconciliation of total debt to total net senior debt leverage ratio:

iMEDIA BRANDS, INC.

AND SUBSIDIARIES

Reconciliation of Total Debt to Total Net Senior Debt:

(Unaudited)

(in thousands)

	As of July 31, 2021
	As Reported	Pro Forma	Pro Forma
	iMedia	Adjustments	Combined
Long term credit facility	$73,919	$-	$73,919
Add: unamortized debt issuance costs	1,826	-	1,826
Seller note within other long term liabilities	10,000	-	10,000
Senior Notes (assuming exercise of the underwriters' overallotment option)	-	80,000	80,000
Total debt	$85,745	$80,000	$165,745
Less: seller note	10,000	-	10,000
Less: unrestricted cash	20,918	(4,009)	16,909
Total net senior debt	$54,827	$84,009	$138,836
LTM Adjusted EBITDA	$31,274	$16,135	$47,409
Total net senior debt leverage ratio	1.8		2.9